UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2008

First Midwest Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10967	36-3161078
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois, 60143

(Address of principal executive offices) (Zip Code)

(630) 875-7450

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01 Regulation FD Disclosure

First Midwest Bancorp, Inc. (the “Company”) is furnishing the following information regarding a noncash security impairment charge in advance of its conference call on Wednesday, January 23, 2008 discussing the Company’s operating results for the 4th quarter of 2007.

First Midwest Bancorp, Inc.

Takes 4Q 2007 Noncash Security Impairment Charge

As of December 31, 2007, brokers’ indications of value of our $60 million par value portfolio of collateralized debt obligations approximated $10 million. This $50 million unrealized loss represented a precipitous drop from unrealized losses of $31.5 million as of September 30, 2007, and $5 million as of June 30, 2007. The latter two amounts were recorded through shareholders’ equity as a component of other comprehensive income in First Midwest’s financial statements at these respective dates. This rapid change in value accelerated management’s ongoing review of the underlying securities as well as the applicable accounting conventions for impaired value securities.

The $60 million portfolio is comprised of six discrete issues, four of which have an average subprime exposure of 43%, and two of which have none. Five of the six hold an investment grade rating. Each has paid in accord with its underlying bond indenture with all principal and interest current through December 31, 2007. Nonetheless, as a result of the $10 million indicated value at December 31, 2007, all six of these securities were deemed to be other than temporarily impaired under U.S. generally accepted accounting principles. Therefore, a noncash charge of $50 million or $0.67 per share after tax was recorded in the fourth quarter of 2007.

Following the charge, capital ratios remain in the well capitalized range for regulatory purposes. Tangible capital is largely unaffected from third quarter 2007 given the equity reclassification from other comprehensive income to retained earnings of the prior losses associated with these securities. Future cash flows from these securities are dependent upon the intrinsic structure of the underlying bonds and, as such, are not impacted by this noncash impairment charge. Future valuation changes, if any, will likewise be dependent upon estimates of the viability of the underlying collateral over time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST MIDWEST BANCORP, INC.
(Registrant)

Date: January 22, 2008	By:	/s/ Cynthia A. Lance
Cynthia A. Lance
	Title:	Executive Vice President and Corporate Secretary